EXHIBIT 5

REINHART BOERNER VAN DEUREN s.c.

1000 North Water Street

Milwaukee, WI 53202

July 9, 2004

Associated Banc-Corp

1200 Hansen Road

Green Bay, WI 54304

Gentlemen:	Re: Registration Statement on Form S-4

We have acted as counsel for Associated Banc-Corp, a Wisconsin corporation (the “Company”), in connection with the issuance by the Company of up to 20,240,569 shares of Common Stock, par value $.01 per share, of the Company (the “Shares”). The Shares will be issued to the shareholders of First Federal Capital Corp (“First Federal”) pursuant to the Agreement and Plan of Merger, dated as of April 27, 2004 (the “Merger Agreement”), by and between the Company and First Federal.

In such capacity, we have examined, among other documents, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof or shortly hereafter (the “Registration Statement”), including the Proxy Statement/Prospectus contained therein, to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Act”). In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the capacity of each party executing a document to so execute such document.

Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that the Shares have been legally and validly authorized under the Articles of Incorporation of the Company and the laws of the State of Wisconsin and, when issued and delivered to the shareholders of First Federal pursuant to the Merger Agreement and as provided under applicable Wisconsin law, the Registration Statement and the Company’s Articles of Incorporation and By-Laws, will be validly issued and outstanding and

Associated Banc-Corp

July 9, 2004

fully paid and nonassessable, except as set forth in section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as interpreted, which provides that shareholders of the Company may be personally liable in an amount equal to the par value of their shares for all debts owing to employees of the Company for services performed for the Company, but not to exceed six months’ service in any one case.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the use of our name beneath the caption “Legal Opinions” in the Proxy Statement/Prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we are “experts” within the meaning of section 11 of the Act or within the category of persons whose consent is required by section 7 of the Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY	/s/ Benjamin G. Lombard
Benjamin G. Lombard